77Q1(a) Copies of any material amendments to the registrant’s charter or by-laws;

(a)(1)	Schedule A to the Amended and Restated Agreement and Declaration of Trust of the Registrant, filed herewith.

77Q1(e)  Copies of any new or amended registrant investment advisory contracts;

(e)(1)

Amended Exhibit A to the Amended and Restated Investment Management Agreement between the Registrant and the Advisor with Forward Commodity Long/Short Strategy Fund, Forward Core Strategy Long/Short Fund, Forward Credit Analysis Long/Short Fund, Forward EM Corporate Debt Fund, Forward Emerging Markets Fund, Forward Global Dividend Fund, Forward Global Infrastructure Fund, Forward International Dividend Fund, Forward International Real Estate Fund, Forward International Small Companies Fund, Forward Real Estate Fund, Forward Real Estate Long/Short Fund, Forward Select EM Dividend Fund, Forward Select Income Fund, Forward Small Cap Equity Fund, Forward Tactical Enhanced Fund Forward Tactical Growth Fund, Forward Endurance Long/Short Fund, Forward Floating NAV Short Duration Fund, Forward Managed Futures Strategy Fund, Forward Dynamic Income Fund, and Forward Select Opportunity Fund, file herewith.

(e)(2)

Third Amendment to the Amended and Restated Investment Sub-Advisory Agreement among the Registrant, the Advisor and Pictet Asset Management Ltd, entered into as of October 1, 2013 with respect to the Forward International Small Companies Fund, filed herewith.

(e)(3)

Investment Sub-Advisory Agreement among the Registrant, the Advisor and Pacific Investment Management Company LLC (“PIMCO”) dated November 13, 2013 with respect to the Forward Credit Analysis Long/Short Fund, filed herewith.